DRAFT OFFER LETTER PENDING EMISPHERE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS APPROVAL

September 27, 2007

Gary I. Riley DVM, Ph.D., DACVP, DABT

340 Marlborough Street

Boston, MA 02115

Dear Dr. Riley:

On behalf of Mr. Michael Novinski, President and Chief Executive Officer, we are pleased to formally offer you the position of Vice President, Nonclinical Development and Applied Biology, reporting to Michael. In this full time position, you will be expected to work in conjunction with the Executive Leadership Team and Board of Directors, leading Emisphere in its next stage of growth. You will also be expected to partner extensively with Directors in Technology Research, Clinical Development, Project Management and Regulatory Affairs

In this executive role you will be responsible for the oversight and management of nonclinical programs including:

•	Guidance and mentorship of directors and scientists within the nonclinical departments.

•	Performance and certifications of veterinary related activities associated with the Vivarium.

•	Performance and certification of nonclinical toxicology studies and reports.

•	Strategic contribution to the design of discovery projects.

Major responsibilities also include, but are not limited to:

•	Overseeing and supporting IRB, FDA and EU registration filing-related activities and strategies across the organization

•	Overseeing protocol design and report generation for INDs, NDAs, CTDs, and patent filings.

•	Supporting functional area heads in the integration of activities across drug development continuum.

•	Representing nonclinical development organization on cross functional initiatives.

•	Applying broad scientific experience to decision making activities in functional areas: pharmacokinetics and pharmacodynamics, assay development, pharmacodynamic biomarkers, toxicology, pathology

•	Contribute to the go/no go decision process for corporate pipeline projects.

•	Ensure smooth and impactful interactions with external regulatory agencies.

We are offering you an initial salary of $10,192.31 paid bi-weekly at the annualized rate of $265,000.00 (less applicable federal, state, and local taxes and other lawful taxes or withholdings). In addition, upon approval of the Board of Directors, you will be granted options to purchase seventy five thousand (75,000) shares of Emisphere stock at an exercise price set on the date of approval. Should you remain employed, the options will vest over a 3 (three) year period in 25,000 (twenty five thousand) share installments commencing on the first anniversary of grant, and continuing each anniversary thereof until the year 2010, except that some vesting alterations may be made to maximize the grant to you of incentive stock options. Expiration is 10 (ten) years from date of grant. The giving of options is subject to the approval of the Board of Directors and the terms of our stock option plan. Neither the initial salary nor the stock options discussed in this Paragraph guarantee future earnings or employment for a specified period of time.

Upon employment, Emisphere shall pay you a one time starting bonus in the amount of $40,000 (forty thousand dollars), subject to withholdings as are required by law, payable in two equal installments of $20,000 on the 90th anniversary day from your effective date of hire (3 months), and $20,000 (twenty thousand) on the 180th anniversary day from your effective date of hire (6 months), provided that you remain employed by the Company on the day preceding such 90th and 180th date, respectively. In the event you voluntarily terminate your employment at Emisphere prior to one (1) year from your date of hire, the full amount of the starting bonus would be payable to Emisphere within three (3) months of your separation date. Should you remain employed, you will be eligible for further annual bonus payments up to 25% of base salary based on year 2009 performance results, payable to you in 2009/2010. Details regarding executive incentive plan to be forthcoming.

You will also be eligible for the following benefits summarized below in accordance with Emisphere’s policies and plans. These benefits are subject to change any time at the sole discretion of management. Please refer to Emisphere’s employee handbook and the applicable summary plan descriptions for a more complete description of these benefits.

Medical and Dental Plans: You will be eligible for our medical programs, which will commence one month from your first day of employment, starting with the first day of the month. Choices of medical, dental, vision, employee and dependent life insurance, long term disability, and flexible spending account plans will be available. The Company will reimburse you for the cost of your medical insurance plan through COBRA for one month until you are eligible to join Emisphere’s group plan.

Stock Options and Awards: You will be eligible to participate in the 2007 Stock Award and Incentive Plan, designed to offer additional long term incentive to your total base pay in stock. Details on the Plan will be provided to you upon date of hire. Incentive stock options are subject to approval by the Board of Directors.

Savings Plan 401(k): You will be eligible to make contributions and participate in the Savings and Investment Program starting with the first day of the month after you have completed one month of “eligible” service. Employer matching contributions commence after completion of one 12-month eligibility period. 100% vesting occurs after three (3) years of service (33.3% vesting each year based on start date). The 401(k) plan allows for a discretionary matching contribution.

Vacation: You are eligible to accrue 1.666 days of paid vacation days per month, for a total of 20 vacation days per annum. You may not accrue more than 30 days of vacation in total. Up to two weeks of vacation days may be carried over from year to year and used within twelve months during the following calendar year. Per calendar year, you are also eligible for nine paid holidays during which time Emisphere will be closed and ten (10) Paid Time Off days for personal, floating holidays, and sick time. PTO days are accrued on a calendar year basis and may not be carried over from year to year. You are required to report time off to your supervisor and human resources.

Relocation: You will be eligible for relocation assistance in accordance with Emisphere’s New Hire Relocation Guidelines – Policy #1. During the first payroll period following date of hire, a one time amount equivalent to two month’s salary (less applicable federal, state, and local taxes and other lawful taxes or withholdings) for relocation assistance will be paid to you. Emisphere will pay up to $1000.00 (less applicable federal, state, and local taxes and other lawful taxes or withholdings) as temporary housing allowance per month for up to twenty four months. This temporary housing allowance arrangement will be reviewed and approved by your supervisor prior to renewal following twelve months after employment.

Change in Control

In the event there is a Change in Control during your first twenty four months (two years) of employment at Emisphere resulting in termination of your employment during that twenty four month period, a severance amount, equivalent to one year’s base salary (excludes bonus and relocation assistance) will be provided to you. In the event there is a Change in Control after your first twenty four months of employment, a severance amount, equivalent to six month’s base salary will be provided to you. It will be necessary for you to provide us with a signed and notarized General Release Agreement in order to receive any severance pay as referenced above. This arrangement does not preclude an alternative severance arrangement referenced above should you remain employed beyond a twenty four month period

In the event that there is a Change in Control during your employment at Emisphere resulting in termination of your employment, subject to approval by the Board of Directors, you shall receive, in addition to the options already vested, immediate vesting of all remaining options as set forth in the Plan. It will be necessary for you to provide us with a signed and notarized General Release in order to receive accelerated vesting.

For the purposes of this offer, a “Change of Control” means: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), other than any individual, entity or group which, as of the date of this offer, beneficially owns more than five percent (5%) of the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the then Outstanding Company Common Stock; provided, however, that any acquisition by the Company or its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries of 50% or more of Outstanding Company Common Stock shall not constitute a Change in Control; and provided, further, that any acquisition by an entity with respect to which, following such acquisition, more than 50% of the then outstanding equity interests of such entity, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such acquisition of the Outstanding Company Common Stock, shall not constitute a Change in Control; or (b) the consummation of (i) a reorganization, merger or consolidation (any of the foregoing, a “Merger”), in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company Common Stock immediately prior to such Merger do not, following such Merger, beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation resulting from Merger, or (ii) the sale or other disposition of all or substantially all of the assets of the

Company, excluding (a) a sale or other disposition of assets to a subsidiary of the Company; and (b) a sale or other disposition of assets to any individual, entity or group which, as of the date of this Agreement, beneficially owns more than five percent (5%) of the then Outstanding Company Common Stock.

This offer of employment is contingent upon successful completion of a reference, background check, drug screen, approval by the Board of Directors, and compliance with the Immigration Reform and Control Act (ICRA). The ICRA requires proof of eligibility to work in the U.S. and completion of the attached form (I-9) along with our examination of original documentation. Please complete Part 1 of the I-9 and bring it along with the necessary supporting documentation on your first day of employment.

Prior to beginning work at Emisphere Technologies, you will be required to sign the enclosed Confidentiality Agreement which covers patents, inventions and confidential information. We also would like you to understand that Emisphere will expect you to retain in confidence and not disclose to Emisphere, or use during your employment with us, any confidential information you have obtained from your present or previous employers. In addition, you are requested to read and sign our employee manual, indicating that you understand and will comply with our employment guidelines.

Nothing contained in this letter or in any other written material from Emisphere constitutes a contract between you and Emisphere for employment for a fixed term or in any other respect. Your employment with Emisphere will be at will, meaning that either Emisphere or you may terminate your employment at any time, for any reason and without prior notice.

Gary, we are looking forward to having you with us and hope you will find this offer satisfactory in every respect. We would appreciate a favorable response from you by October 15th, the date through which this offer will remain open. Please feel free to contact me at (914) 785-4761 should you have any questions regarding this letter or any other aspect of your pending employment. Please sign below to confirm you have received this letter and bring with you on your first day of employment.

Sincerely,

Barbara Mohl
Vice President, Human Resources

Michael Novinski
President and Chief Executive Officer

Dr. Gary Riley